Exhibit 10.4

STRICTLY CONFIDENTIAL

May 7, 2008

Christopher D.T. Guiffre

                Re:          Separation Agreement and Release

Dear Chris:

As we have discussed, your employment with Cubist Pharmaceuticals, Inc. (alternatively, “Cubist” or the “Company”) will end on May 31, 2008 (the “Departure Date”).

Effect of Departure

On your Departure Date, you will be paid all wages and other compensation due, including payment for all accrued but unused vacation, through the Departure Date. Except as set forth below, your participation in all of the Company’s employee benefit plans will end as of your Departure Date, in accordance with the terms of those plans.

Severance Benefits

To assist you through this transition and in consideration of your acceptance of all terms of this Separation Agreement and Release (this “Agreement”), the Company is offering to provide you with severance pay in the amount of eighteen (18) months’ salary (“Separation Pay”).  The Separation Pay will be payable in accordance with our normal payroll cycles in twelve (12) equal semi-monthly installments, and will be reduced by any taxes and other amounts that the Company is legally required to withhold.  You will not be able to make any salary deferrals for contribution to the Cubist 401(k) from the Separation Pay.  Payments of your Separation Pay will begin on the first payroll date following the Departure Date.

In addition, upon completion of the appropriate COBRA election forms, and subject to all the requirements of COBRA, the Company shall continue for eighteen (18) months following the Departure Date (the “Continuation Period”) your participation in the Company’s medical and dental insurance plans at the Company’s cost (except for your portion of the premium which shall be remitted to the Company via payroll during the period in which you are receiving Severance Pay and by you by personal check to the Company during the period of the Continuation Period in which you are not receving Severance Pay) to the same extent that such insurance is provided to active Company employees from time to time.  After the Continuation Period, you will have the right to continue your medical insurance, subject to the requirements of COBRA, at your own cost (as described in the COBRA qualifying notice provided to you under separate cover).  The “qualifying event” under COBRA shall be deemed to have occurred on the Departure Date. “COBRA” is the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

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Complete Satisfaction

You agree that the Separation Pay as described in this Agreement shall be in full and complete satisfaction of any and all monetary sums and other obligations which are now, or might hereafter have become, owing to you for services rendered by you during your employment or in connection with your termination of employment.  You agree that your separation from the Company is final and that the Company has no obligation to consider you for rehire or reinstatement.

Your Continuing Obligations

You acknowledge you have had access to information concerning the Company, its clients, and its affiliates, which is confidential or proprietary in nature (the “Confidential Information”).  You agree that you will continue to protect the Confidential Information in accordance with the provisions of the employee confidentiality agreement that you signed when you commenced employment with the Company (the “Employee Confidentiality Agreement”), and by executing this Agreement, you reaffirm your obligations under the Employee Confidentiality Agreement.

You further agree that for a period of one (1) year following the Departure Date you will not, without the prior written consent of the Company’s CEO, which shall not be unreasonably withheld, directly or indirectly, either as principal, partner, stockholder, officer, director, member, employee, consultant, business or scientific advisory board member, agent, representative or in any other capacity, own, manage, operate or control, or be concerned with, connected with, engaged by, employed by, or otherwise associated with, engage in, or have a financial interest in, any business which engages directly or indirectly in the research, development, manufacture, distribution, license or commercialization of antibacterial drugs anywhere in the United States or in any other country where the Company conducts business.

You further agree that the terms and existence of this Agreement shall remain strictly confidential except to the extent required to obtain legal or accounting advice or to comply with legal obligations.

Non-Disparagement

You agree that you will not disparage the Company or any of the people or organizations associated with it and that you will not otherwise do or say anything that would harm its business or reputation.

Return of Documents

In signing this Agreement, you agree that you will return to the Company any and all documents, materials and information related to the business (including all electronic versions), whether present or otherwise, of the Company and its affiliates, and all copies, and all keys, credit cards, computers, phone, and other tangible property of the Company and its affiliates, in your possession or control.

Cooperation

In signing this Agreement, you agree that you will cooperate fully with other Cubist employees, including your successor, and Cubist business partners in smoothly, effectively, and completely transitioning your work. You further agree that you will make yourself available to the Company for reasonable periods of time after the Departure Date, either by telephone or, if you and the Company believes necessary, in person upon reasonable notice, to assist the Company in connection with any matter relating to services performed by you on behalf of the Company, and in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, its directors, shareholders, officers, or employees.  The Company shall reimburse you for reasonable documented travel expenses incurred should your presence be required in person.  You further agree that should you be contacted (directly or indirectly) by any individual or any person representing an individual or entity that is or may be legally or competitively adverse to the Company in connection with any claims or legal proceedings, you will promptly notify the CEO and General Counsel of that fact in writing, but in no event later than the next business day or immediately if you already have been so contacted. Such notification shall include a reasonable description of the content of the communication with the legally or competitively adverse individual or entity.

Release of Claims

The Company wants to be certain that this Agreement will resolve any and all concerns that you might have and therefore requests that you carefully consider the terms of this Agreement, including the release of claims set forth below and, in that connection, encourages you to seek the advice of an attorney before you sign this Agreement.

In exchange for the Separation Pay to be provided you under this Agreement, you and your respective agents, heirs, legatees, successors and assigns (collectively hereinafter “you”), except as set forth below, hereby unconditionally and irrevocably release, remise, and forever discharge Cubist,(1) and all persons acting by, through, under or in concert with Cubist, of and from any and all actions, causes of actions, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, and expenses (including attorney fees and costs actually incurred), of any nature whatsoever, in law or equity (collectively “Claims”), which you had, now have, or hereafter may have against the Company from the beginning of time through the date on which you execute this Agreement (the “Execution Date”).

Without limiting the generality of the foregoing waiver and release of claims, you specifically waive and release Cubist from any Claim under the Federal False Claims Act, any state or local false claims act or any federal, state or local qui tam provisions of false claims or false statements statutes, or any Claim arising from or related to your employment relationship with the Company or the termination thereof including, without limitation:

(a)           Claims under any federal, state (including, without limitation, Massachusetts) or local discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Execution Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, age, race, national origin, gender, marital status, disability, veteran status or sexual orientation.  Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII

(1)           For purposes of this Section, “Cubist” and/or the “Company” includes Cubist Pharmaceuticals, Inc., and any of its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with Cubist Pharmaceuticals, Inc.), subsidiaries and all other related entities, and its and their directors, officers, employees, trustees, agents, successors and assigns.

of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act and any similar statute;

(b)           Claims under any other federal, state (including, without limitation, Massachusetts) or local employment-related statute, regulation or executive order (as they may have been amended through the Execution Date) relating to wages, hours or any other terms and conditions of employment (including, without limitation, the Fair Labor Standards Act, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 and any similar statute;

 (c)           Claims under any federal, state (including, without limitation, Massachusetts) or local common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence;

(d)          Claims under any federal, state (including, without limitation, Massachusetts and Delaware) or local securities law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any similar statute; and

(e)          Claims arising under federal, state or local law.

Notwithstanding the foregoing, this paragraph shall not release Cubist from any obligation expressly set forth in this Agreement and shall not act as a waiver or release of any Claims that you cannot by law waive or release, including, without limitation, workers’ compensation claims.  You acknowledge and agree that, but for providing this waiver and release of Claims, you would not be receiving the Separation Pay being provided to you under the terms of this Agreement.

You further agree, to the fullest extent permitted by law, that you will not sue or commence any proceeding (judicial or administrative), or participate in any action, suit or proceeding (unless compelled by legal process or court order), against Cubist with respect to any claim released by above.  You also warrant and represent that as of the date you sign this Agreement, you have not taken or engaged in any of the acts described in the foregoing sentences.  If, notwithstanding the foregoing promises, you violate this provision, you shall be required, to the maximum extent permitted by law, to indemnify and hold harmless Cubist from and against any and all demands, assessments, judgments, costs, damages, losses and liabilities, and attorneys’ fees and other expenses which result from, or are incident to, such violation

It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement.  To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement.

Consistent with the federal discrimination laws, nothing in this release shall be deemed to prohibit you from challenging the validity of this release under the federal discrimination laws or from filing a charge or complaint of employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or from participating in any investigation or proceeding conducted by the EEOC.  Further, nothing in this release or Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the federal discrimination laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event you successfully challenge the validity of this release and prevail in any claim under the federal discrimination laws.

Acknowledgments; Return Date

In signing this Agreement, you give the Company assurance that you have had a full and reasonable opportunity to consider its terms; that you have read and understood all of those terms; and that your acceptance of this Agreement is freely and voluntarily given.

If the terms of this Agreement are acceptable to you, please sign both copies of this Agreement and return one copy to me no later than twenty-one (21) days from the date hereof.

Except as specifically described in this Agreement, this Agreement constitutes the entire agreement between you and the Company and replaces all prior and contemporaneous agreements, communications and understandings, whether written or oral, with respect to your employment and its termination and all related matters.

This Agreement will be binding upon and will inure to the benefit of the Company, its successors and assigns, and you, your heirs, personal representatives and assigns.  This Agreement may be modified only by writing signed by you and the Company.

Very truly yours,

/s/ Maureen Powers
Maureen H. Powers
Vice President, Human Resources

Accepted and agreed:

/s/ Christopher D.T. Guiffre
Signature of Employee

Date: 5/7/08